Exhibit 4.6
TRIAD HOSPITALS, INC.
AND
THE BANK OF NEW YORK TRUST COMPANY, N.A.,
as successor Trustee to Citibank, N.A.

SECOND SUPPLEMENTAL INDENTURE
Dated as of July 24, 2007
to
Indenture
Dated as of May 6, 2004
7% SENIOR NOTES DUE 2012

     THIS SECOND SUPPLEMENTAL INDENTURE, dated as of July 24, 2007 (this “Second Supplemental Indenture”), is by and between Triad Hospitals, Inc., a Delaware corporation (the “Issuer”) and The Bank of New York Trust Company, N.A., successor to Citibank, N.A., as trustee (the “Trustee”).
     WHEREAS, the Issuer and the Trustee have entered into that certain Indenture dated as of May 6, 2004 (the “Base Indenture”), as supplemented by the First Supplemental Indenture thereto (the “First Supplemental indenture”), dated as of May 6, 2004 (the Base Indenture, as supplemented by the First Supplemental Indenture is referred to herein collectively as the “Indenture”), providing for the issuance of 7% Senior Notes due 2012 (the “Notes”);
     WHEREAS, there are currently $600,000,000 aggregate principal amount of Notes outstanding;
     WHEREAS, Section 9.2 of the Indenture provides that the Indenture may be amended with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding, voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, Notes) (subject to certain exceptions);
     WHEREAS, the Issuer desires and has requested the Trustee to join with it in entering into this Second Supplemental Indenture for the purpose of amending the Indenture in certain respects as permitted by Section 9.2 of the Indenture;
     WHEREAS, the execution and delivery of this Second Supplemental Indenture has been authorized by the Board of Directors of the Issuer;
     WHEREAS, (1) the Issuer has received the consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes and has satisfied all other conditions precedent, if any, provided under the Indenture to enable the Issuer and the Trustee to enter into this Second Supplemental Indenture, all as certified by an Officers’ Certificate, delivered to the Trustee simultaneously with the execution and delivery of this Second Supplemental Indenture as contemplated by Sections 9.2 and 9.6 of the Indenture, and (2) the Issuer has delivered to the Trustee simultaneously with the execution and delivery of this Second Supplemental Indenture an Opinion of Counsel relating to this Second Supplemental Indenture as contemplated by Section 9.6 of the Indenture; and
     NOW, THEREFORE, in consideration of the above premises, each party hereby agrees, for the benefit of the others and for the equal and ratable benefit of the Holders of the Notes, as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Deletion of Definitions and Related References. Section 1.1 of the Indenture is hereby amended to delete in their entirety all terms and their respective definitions for which all references are eliminated in the Indenture as a result of the amendments set forth in Article II of this Second Supplemental Indenture.
ARTICLE II
AMENDMENTS TO INDENTURE
     Section 2.1 Deletions from the Indenture. The Indenture is hereby amended by deleting the following sections of the Indenture and all references thereto in the Indenture in their entirety (Section references are to the First Supplemental indenture, unless otherwise indicated):
•	Section 4.1 (Limitation on Restricted Payments)

•	Section 4.2 (Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries)

•	Section 4.2 of Base Indenture (Maintenance of Office or Agency)

•	Section 4.3 (Limitation on Indebtedness)

•	Section 4.4 (Limitation on Sale of Assets)

•	Section 4.5 (Limitation on Transactions with Affiliates)

•	Section 4.6 (Limitation on Liens)

•	Section 4.7 (Corporate Existence)

•	Section 4.9 (Suspended Covenants)

•	Section 4.10 (Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries)

•	Section 4.11 (Limitation on Guarantees of Indebtedness of the Company by Restricted Subsidiaries)

•	Section 5.1 (Consolidation, Merger and Sale of Assets)

•	Section 6.1(d) (failure to observe or perform other covenants in the Indenture )

•	Section 6.1(e) (failure to pay certain indebtedness)

•	Section 6.1(f) (failure to pay certain judgments)

•	Section 6.1(g) (defaults related to certain bankruptcy events)

•	Section 6.1(h) (defaults relating to certain other bankruptcy events)

•	Section 8.4(2) (delivery of certificate of accountant with respect to Legal Defeasance and tax matters)

•	Section 8.4(3) (delivery of Opinion of Counsel with respect to Legal Defeasance and certain other tax matters)

•	Section 8.4(6) (delivery of certificate of accountant with respect to Legal Defeasance and certain bankruptcy matters)

•	Section 8.4(7) (delivery of Officers’ Certificate with respect to Legal Defeasance and creditors’ rights)

•	Section 8.6 (reinstatement of obligations under the Indenture)
     Section 2.2 Modifications to the Indenture. The Indenture is hereby amended by deleting the following sections of the Indenture in their entirety and replacing them with the following:
(a)	Section 4.13. Reports.
     The Company shall comply with Section 314(a) of the Trust Indenture Act of 1939, as amended, and the rules and regulations promulgated thereunder (the “TIA”).
(b)	Section 4.4 of the Base Indenture. Compliance Certificate.
     The Company shall deliver to the Trustee, within 90 days after the end of each fiscal year, an Officers’ Certificate in accordance with Section 314(a)(4) of the TIA.
(c)	Section 5.2. Successor Person Substituted.
     Upon any consolidation or merger, or any sale, assignment, transfer, conveyance or other disposition of all or substantially all of the assets of the Company, the predecessor Company shall be relieved from all obligations to pay the principal of and interest, if any, on the Notes, and the successor corporation formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, conveyance or other disposition, the provisions of this Indenture referring to the “Company” shall refer instead to the successor corporation and not to the Company), and may exercise every right and power of the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein.
ARTICLE III
MISCELLANEOUS PROVISIONS
     Section 3.1 Ratification of Indenture; Second Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture, as amended and supplemented, is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. In the case of conflict between the Indenture, including the First Supplemental Indenture thereto, and this Second Supplemental Indenture, the provisions of this Second Supplemental Indenture shall control.
     Section 3.2 Severability. In case any provision in this Second Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     Section 3.3 Capitalized Terms. Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture.
     Section 3.4 Effect of Headings. The Article and Section headings used herein are for convenience only and shall not affect the construction of this Second Supplemental Indenture.
     Section 3.5 The Trustee. The Trustee shall not be responsible for any statement or recital in this Second Supplemental Indenture.
     Section 3.6 Certain Duties and Responsibilities of the Trustee. In entering into this Second Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.
     Section 3.7 NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SECOND SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
     Section 3.8 Counterparts. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent one and the same agreement.
     Section 3.9 Successors. All agreements of the Issuer in this Second Supplemental Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Second Supplemental Indenture shall bind its successors.
     Section 3.10 Effectiveness. The provisions of Articles I and II of this Second Supplemental Indenture shall be effective at the time all conditions to the tender offer and consent solicitation as set forth in the Offer to Purchase and Consent Solicitation Statement (as it may be amended or supplemented from time to time) of the Issuer dated May 31, 2007 have been satisfied or waived by the Issuer, the Issuer accepts for purchase at least a majority in aggregate principal amount of the outstanding Notes issued under the Indenture and this Second Supplemental Indenture has been executed by the Issuer.
     Section 3.11 Endorsement and Change of Form of Notes. Any Notes authenticated and delivered after the close of business on the date that this Second Supplemental Indenture becomes effective may be affixed to, stamped, imprinted or otherwise legended by the Trustee, with a notation as follows:
     “Effective as of July 25, 2007, the restrictive covenants of the Issuer and certain of the Events of Default have been eliminated, as provided in the Second Supplemental Indenture, dated as of July 24, 2007. Reference is hereby made to such Second Supplemental Indenture, copies of which are on file with the Trustee, for a description of the amendments made therein.”
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     IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year written above.

TRIAD HOSPITALS, INC.
By:	/s/ W. Stephen Love
	Name:	W. Stephen Love
	Title:	Senior Vice President and Chief Financial Officer

THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee
By:	/s/ Brian Echausse
	Name:	Brian Echausse
	Title:	Trust Officer